Exhibit 99.1

N E W S   R E L E A S E

Atmel Announces Proposed Sale to LFoundry GmbH of Manufacturing Operation in Rousset, France
San Jose, CA, December 17, 2009 . . . Atmel® Corporation (NASDAQ: ATML) today announced that LFoundry GmbH has entered into an exclusivity agreement with Atmel Rousset for the purchase of Atmel’s wafer fabrication operation in Rousset, France. In accordance with French law, Atmel has presented the proposed acquisition to the employee representatives of the Works Council in Rousset. The Works Council is expected to render its opinion on the proposed transaction in the first quarter of 2010. If Atmel receives the approval of the Works Council, Atmel will seek authorization from its Board of Directors to enter into a definitive agreement with LFoundry GmbH. Proposed terms of the transaction were not disclosed.
“We are excited by the potential combination of LFoundry and our Rousset, France wafer fab operations which establishes Europe’s largest analog and mixed-signal foundry and provides a socially responsible transition plan and continuation of employment opportunities for our workers in Rousset,” said Steven Laub, Atmel’s President and Chief Executive Officer. “We are impressed by LFoundry’s track record and look forward to a long-term partnership as Atmel plans to enter into a multi-year supply agreement with LFoundry. As previously announced, we are continuing to explore strategic alternatives for our ASIC business as part of our strategy to focus on our core, high growth, microcontroller business.”
“We are very pleased and excited about the opportunity to acquire a state-of-the-art manufacturing operation that advances our technical capabilities as a leading-edge analog silicon foundry,” said Michael Lehnert, LFoundry Chief Executive Officer. “This proposed acquisition positions the combined company as the largest analog and mixed signal pure play foundry in Europe and is very strategic to our mission of rapidly growing our foundry business and providing unparalleled flexibility and support to our global customer base.”

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Based on the proposed terms of the sale, Atmel expects to record a non-cash impairment charge not to exceed $200 million in the fourth quarter of 2009.
About LFoundry
LFoundry, headquartered near Munich in Erding, Germany, is a leading analog / mixed signal silicon foundry with a 200 mm production line providing access to manufacturing services down to advanced analog 0.15 micron CMOS technologies with innovative extensions. Based in the heart of Europe, LFoundry is in an excellent position to support a wide portfolio of applications, especially when it comes down to high flexibility and the customization of technologies.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s negotiations with LFoundry regarding a potential sale of Atmel’s wafer fabrication operation in Rousset, France, as well as the effects of such a transaction if consummated; Atmel’s transformation plans, and exploration of strategic alternatives for its ASIC business; Atmel’s expected non-cash impairment charge; and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions; risk relating to the negotiation, signing and closing of a potential transaction with LFoundry, including the risk that the parties may not sign definitive agreements relating to the transaction; that required approvals may not be obtained in a timely manner or at all, or that other conditions are not satisfied; the inability to realize the anticipated benefits of a potential transaction with LFoundry, if consummated, or of our other recent strategic transactions, restructuring plans and other initiatives in a timely manner or at all; unanticipated costs and expenses or the inability to identify expenses which can

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

be eliminated; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2008, filed on March 2, 2009, and our subsequent Form 10-Q reports.

Investor Contact:	Media Contact:
Robert Pursel Director of Investor Relations 408-487-2677	Barrett Golden / Jaime Wert Joele Frank, Wilkinson Brimmer Katcher 212-355-4449
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Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600